Exhibit j (5) under Form N-1A
Exhibit (23) under Item 601/Reg.S-K

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and
Board of Trustees of
Federated Municipal Securities Income Trust:

We consent to the use of our reports dated October 25, 2010, with respect to the financial statements of Federated Municipal High Yield Advantage Fund, Federated Michigan Intermediate Municipal Trust, Federated New York Municipal Income Fund, Federated Ohio Municipal Income Fund, Federated Pennsylvania Municipal Income Fund, each a portfolio of Federated Municipal Securities Income Trust, as of August 31, 2010, incorporated herein by reference and to the references to our firm under the headings “Financial Highlights” in the prospectuses and “Independent Registered Public Accounting Firm”, “Addresses”, and “Appendix” in the statements of additional information.

Boston, Massachusetts
October 25, 2010